UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

 (Date of earliest event reported):

March 12, 2012 (March 7, 2012)_________

 COVER-ALL TECHNOLOGIES INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-13124	13-2698053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Lane Road, Fairfield, New Jersey 07004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code

(973) 461-5200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Employment Agreement with Manish D. Shah.

On March 7, 2012, Cover-All Technologies Inc., a Delaware corporation (the “Company”), entered into an employment agreement with Manish D. Shah, the Company’s President and Chief Technology Officer, effective as of March 1, 2012 (the “Employment Agreement”).  The following description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10(e)(10).

Pursuant to the Employment Agreement, Mr. Shah will receive an annual base salary of $300,000 plus benefits and the use of a Company car, including maintenance and repair expenses in connection with the use of the car.  Mr. Shah is also entitled to an annual cash bonus based on the financial performance of the Company.

In addition, the Company granted Mr. Shah five-year incentive stock options to purchase an aggregate of 400,000 shares of the Company’s common stock.  The options were granted pursuant to the Company’s Amended and Restated 2005 Stock Incentive Plan (as it may be amended, the “Plan”) at $1.67 per share (equal to the fair market value of such shares on the date of the grant) and will vest (x) as to 136,000 shares on December 31, 2012, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated, (y) as to 132,000 shares on December 31, 2013, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated, and (z) as to the remaining 132,000 shares on December 31, 2014, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated, all in accordance with and subject to the terms and conditions set forth in the Plan and a stock option agreement to be entered into between the Company and Mr. Shah.

The Company also granted Mr. Shah an aggregate of 125,000 shares of the Company’s common stock (the “Restricted  Shares”), which will vest (x) as to 42,500 shares on December 31, 2012, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated, (y) as to 41,250 shares on December 31, 2013, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated, and (z) as to the remaining 41,250 shares on December 31, 2013, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated, all in accordance with and subject to the terms and conditions set forth in the Plan and a restricted stock grant agreement to be entered into between the Company and Mr. Shah.  In connection with such grant, provided that Mr. Shah makes an election in a timely manner to include in gross income on the date the Restricted Shares are transferred the value of the Restricted Shares on such date pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, the Company shall pay on behalf of Mr. Shah to the taxing authorities as withheld taxes a “gross-up” payment equal to Mr. Shah’s estimated federal, state and local income and payroll tax obligations (based on information provided by Mr. Shah in good faith) with respect to (i) the fair market value of the Restricted Shares, as of the transfer date, and (ii) the income required to be recognized by Mr. Shah as a result of the payment by the Company of such obligations.

Mr. Shah’s Employment Agreement is for a term of three years, provided, however, that each of Mr. Shah and the Company may terminate the Employment Agreement at any time, with or without reason or cause, upon written notice to the other party.  If the employment of Mr. Shah is terminated for any reason, including upon the expiration of the Employment Agreement, Mr. Shah will be entitled to receive (i) any accrued and unpaid base salary and accrued and unused vacation days through the date of termination, (ii) the pro rata portion of his performance bonus based on the number of days he was employed during the year, and (iii) any unreimbursed business expenses.  In addition, Mr. Shah will be entitled to receive, as severance, for a period of six months following such termination, his base salary, benefits and continued use of the Company car, including related maintenance and repair expenses.  At the conclusion of this severance period, Mr. Shah shall have the option to purchase this car from the Company at the car’s then current book value (on the Company’s books). Upon such termination, the Company and Mr. Shah have agreed to mutually release each other for all claims arising in connection with Mr. Shah's employment with the Company.

The Employment Agreement also contains a confidentiality provision, a non-solicitation covenant, a non-competition covenant and a mutual non-disparagement clause.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

10(e)(10)

Employment Agreement, dated March 7, 2012, by and between the Company and Manish D. Shah.

[signatures on following page]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVER-ALL TECHNOLOGIES INC.

Date:  March 12, 2012

By:

   /s/ Ann Massey_____________________

     Ann Massey, Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
Exhibit 10(e)(10)	Employment Agreement, dated March 7, 2012, by and between the Company and Manish D. Shah.